Exhibit 10-H

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee and/or the Board of Directors (“Board”) of Shoe Carnival, Inc. (the “Company”), with respect to the compensation of executive officers and directors.

1.  Cash Bonuses Earned in Fiscal 2004 Payable in 2005

Under the Company’s Executive Incentive Compensation Plan, most salaried employees, including all executive officers, are eligible to receive a cash bonus equal to a specified percentage of the participant’s base salary if certain financial objectives are met.  The financial objectives for executive officers for fiscal 2004 related to the attainment of sales, operating income, net earnings, earnings per share, return on equity, return on invested capital and stock price appreciation goals established in advance and approved by the Compensation Committee of the Board of Directors.  The cash bonuses awarded for fiscal 2004 consist of amounts earned as calculated under the Executive Incentive Compensation Plan, along with discretionary cash awards.

2.  2005 Base Salary

The Compensation Committee increased the base salaries of the Company’s executive officers after a review of the Company’s financial performance for fiscal 2004, along with a review of executive compensation practices within the retail and footwear industries.  The salary increases were effective on March 8, 2005, the same day the bonuses were approved.

        Fiscal 2005 base salaries and cash bonuses earned in 2004 payable in 2005 for the Company’s named executive officers:

Name	Title	New Base Salary	Previous Base Salary	2004 Cash Bonus

Mark L. Lemond	President and Chief Executive Officer	$650,000	$577,500	$30,000
J. Wayne Weaver	Chairman of the Board	$300,000	$300,000	$0
Timothy T. Baker	Executive Vice President -	$397,500	$385,875	$15,000
	Store Operations
Clifton E. Sifford	Executive Vice President -	$397,500	$385,875	$15,000
	General Merchandise Manager
W. Kerry Jackson	Executive Vice President -	$250,000	$197,500	$25,000
	Chief Financial Officer and Treasurer

3.  Split-Dollar Life Insurance

In March 1999, the Company established a split-dollar life insurance arrangement on the lives of Mr. Lemond and his spouse.  The life insurance policy provides coverage in the amount of $1.0 million, payable on the death of the last to survive.  The annual premiums on the policy are $21,300.  Under the arrangement, at the later of the death of Mr. Lemond or his spouse, the Company will be reimbursed for all premiums paid by it, and the balance of the proceeds of the policy would be paid to the estate of Mr. Lemond or his spouse.

Prior to the enactment of the Sarbanes-Oxley Act on July 30, 2002, the Company paid all of the premiums on the policy.  There is currently uncertainty as to whether the payment of premiums on a split-dollar life insurance policy by a company would constitute a personal loan prohibited under the Sarbanes-Oxley Act.  Due to this uncertainty, Mr. Lemond now pays the premiums on his split-dollar life insurance policy, and the Company pays to Mr. Lemond a bonus in an amount sufficient to cover the premium paid by Mr. Lemond and the tax liability on the bonus.  The bonus to reimburse Mr. Lemond for the 2005 premium payment and associated taxes was $35,000.

4.  Annual Incentive Compensation Goals for Fiscal 2005

On March 18, 2005, the Compensation Committee established the performance criteria and targets for the 2005 bonus payable in 2006 under the Company’s Executive Incentive Compensation Plan.  The performance criteria is operating income before bonus expense.  Subjective factors based on an executive’s individual performance can reduce an executive’s bonus potential by up to 20%.  As chief executive officer, Mark L. Lemond’s bonus target is 40% of his salary but he can earn up to 60% of his salary if all performance targets are met.  J. Wayne Weaver, as chairman, is not eligible to receive a bonus.  The other named executive officers’ bonus target is 30% of their salary but can earn up to 45%.

5.  Grants of Restricted Stock

On March 18, 2005, the Compensation Committee approved grants of restricted stock to the Company’s executive officers and other key personnel under the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan.  Mark L. Lemond received a grant of 12,500 shares and Timothy T. Baker, Clifton E. Sifford and W. Kerry Jackson each received a grant of 6,000 shares.  No grant was made to Mr. Weaver.  The restricted shares will vest upon the achievement of specified levels of annual earnings per diluted share during a six-year period.

6.  Director’s Compensation

On March 25, 2005, the Board approved modifications to the compensation to be paid to the Company’s non-employee directors.  The annual retainer for each non-employee director was increased from $15,000 to $20,000.  The Chairman of the Audit Committee will receive additional annual compensation of $5,000, while the Chairman of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee and the Lead Director will each receive additional annual compensation of $2,000.

Non-employee directors will continue to receive a per meeting fee of $1,000 for each meeting of the Board and the accompanying committee meetings attended and $1,000 for each committee meeting attended in person in which the full Board does not meet.  If the committee meeting is attended by conference call the non-employee directors will receive $750.  The Company will continue to reimburse all directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.

On March 25, 2005, the Board also suspended all further automatic grants of stock options to non-employee directors on April 1 of each year under the Company’s Outside Director’s Option Plan.  The Board adopted, subject to shareholder approval, amendments to the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan to allow non-employee directors to participate.  If the amendment is approved by shareholders at this year’s annual meeting of shareholders, non-employee directors will receive an annual grant of 500 shares of restricted stock.  It is contemplated that the restrictions on the shares will lapse only after a director no longer serves on the Board.